UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): March 10, 2021

ALLIED MOTION TECHNOLOGIES INC.

(Exact Name of Registrant as Specified in its Charter)

Colorado	0-04041	84-0518115
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

495 Commerce Drive

Amherst, New York 14228

(Address of Principal Executive Offices, including zip code)

(716) 242-8634

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common stock	AMOT	NASDAQ

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company      ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.      ☐

Item 5.02.           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On March 10, 2021, the Compensation Committee (the “Committee”) of the Board of Directors of Allied Motion Technologies Inc. approved certain revisions to the Company’s compensation program for 2021.

LTIP Sales Target. The Long-Term Incentive Plan (LTIP) is a multi-year pay-for-performance incentive program under which the Chief Executive Officer, Chief Financial Officer and President, Allied Innovum Group will earn restricted stock awards based upon the achievement of an increase in sales during various performance periods through December 31, 2022. The LTIP was first implemented in 2013 and has been revised and extended as performance goals were achieved. On March 10, 2021, the Compensation Committee reduced the sales target to be achieved to earn all restricted share awards available from $500 million to $450 million (the “LTIP Sales Target”). The LTIP Sales Target was reduced to take account of adverse impacts on the Company’s growth in 2020 resulting from the global COVID-19 pandemic. The LTIP Sales Target can be achieved in two ways—organic sales growth and acquired sales (defined as the actual sales achieved by any company or business unit acquired by Allied Motion for the trailing twelve months immediately preceding the closing date of such acquisition). Under the original terms of the LTIP, for each $30 million increase in sales up to the LTIP Sales Target, each executive earns restricted stock awards equal to a percentage of his annual salary at the beginning of the performance period. Since the program expires in 2022, the Company will need to achieve approximately $50 million of growth each year for participants to earn the maximum award. Other than the revision to the LTIP Sales Target, the terms and conditions of the LTIP were unchanged and remain in full force and effect.

ROE Incentive Plan. Previously, Richard S. Warzala, the Company’s Chair and Chief Executive Officer, was granted an incentive award with a performance target based on the Company’s return on equity. If the ROE Incentive Plan target was achieved, an amount equal to 12.5% of the excess over the ROE Incentive Plan target was paid to Mr. Warzala as incentive compensation, with a cap of an amount equal to Mr. Warzala’s base compensation. The Committee eliminated the ROE Incentive Plan for 2021. The Committee made the change to align the metrics used to determine incentive compensation for the Company’s Named Executive Officers and increased Mr. Warzala’s target incentives under other incentive compensation plans (see below).

Adjustment of CEO Target Incentives. In connection with the elimination of the ROE Incentive Plan, the Committee revised Mr. Warzala’s target incentives (as a percentage of base salary) under the Company’s Annual Cash Incentive; Performance Share Plan; Time-Based Awards for 2021 as follows:

Element of Compensation	2020 Target as Percentage of Base Salary	2021 Target as Percentage of Base Salary
ROE Incentive Plan	100%	0%
Annual Cash Incentive	75%	125%
Performance Share Plan	50%	62.5%
Time-Based Awards	50%	`62.5%

Item 9.01.        Financial Statements and Exhibits.

104         Cover Page Interactive Data File (formatted in Inline XBRL and contained in Exhibit 101).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:     March 16, 2021

ALLIED MOTION TECHNOLOGIES INC.

By:	/s/ Michael R. Leach
Michael R. Leach
Chief Financial Officer